FORM 4
[ ]Check box if no longer             U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                      Washington, D.C. 20549
   Form 4 or Form 5 obligations
   may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person
Siegel                   John                  C.
(Last)                   (First)             (Middle)

			(Street)

(City)                   (State)               (Zip)
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2. Issuer Name and Ticker or Trading Symbol
     Chris-Craft Industries, Inc. (CCN)
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3. Statement of Month/Year
     11/97
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4. If Amendment, Date or Original (Month/Year)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

       x      Director                                    10% Owner
  ----------                                   ----------
       x      Officer (give title below)                   Other
  ----------                                   ---------- (specify
	Senior Vice President                              below)
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6. Individual or Joint/Group Filing
   X  Form filed by one Reporting Person
  ---
      Form filed by more than one Reporting Person
  ---
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FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Siegel       John                  C.    |    Symbol
(Last)      (First)             (Middle) |
                                         |    Chris-Craft Industries, Inc.
    650 California St., 7th Floor        |    (CCN)
             (Street)                    | ------------------------------------
                                         | 3. IRS or Social Security Number of
San Francisco        CA           94108  |    Reporting Person (Voluntary)
(City)            (State)         (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   04/98                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
   x  Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
  Senior Vice President             |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of       6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities        Form:           Indirect
			  (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially      Direct (D)      Beneficial
								of (D) (Instr.     Owned at End      Indirect (I)    or Ownership
					     Code   V           3,4, and 5)        of Month          (Instr. 4)      (Instr. 4)
										  (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)
Class B Common Stock      04/21/98           G       V      18,000    A    --        516,405         D
                                                                                      46,949         I               Custodian,
                                                                                                                     UGMA
                                                                                       8,757         I               By trust*

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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
			      of, or Beneficially Owned (e.g. puts, calls,
			      warrants, options, convertible securities)

1. Title of          2.Conversion or     3.Transaction  4.Transaction  5.Number of        6.Date
   Derivative          Exercise Price      Date           Code (Instr.   Derivative         Exercisable
   Security            of Derivative       (Month/        8)             Securities         and Expiration
   (Instr.3)           Security            Day/Year)                     Acquired (A)       Date
									 or Disposed of    (Month/Day/Year)
									 (D) (Instr.3,
									 4 and 5)           Date         Expiration
									 (A)      (D)       Exercisable  Date

7.Title and Amount of Under-          8.Price of             9.Number of            10.Ownership     11.Nature
  lying Securities (Instr.3             Derivative             Derivative              Form of          of
  and 4)                                Security               Securities              Derivative       Indirect
					(Instr. 5)             Beneficially            Security:        Beneficial
							       Owned at End            Direct (D)       Ownership
							       of Month                or               (Instr.4)
							       (Instr.4)               Indirect (I)
										       (Instr.4)
Title            Number
		 of Shares

Explanation of Responses:
* Held in issuer's employee stock purchase plan as of December 31, 1997.
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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

         /s/ John C. Siegel                     May 01, 1998
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date